                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

--------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                          LAMAR ADVERTISING COMPANY
               (Name of Registrant as Specified In Its Charter)

                          LAMAR ADVERTISING COMPANY
                  (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/x/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                            LAMAR ADVERTISING COMPANY

             5551 CORPORATE BOULEVARD, BATON ROUGE, LOUISIANA 70808
                                 (504) 926-1000


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The annual meeting of the stockholders of Lamar Advertising Company, a Delaware corporation (the "Company" or "Lamar"), will be held at the Hilton Hotel, 5500 Hilton Avenue, Baton Rouge, Louisiana, at 9:00 a.m. on Thursday, March 20, 1997, for the following purposes:

  1. To elect eight directors of the Company.

  2. To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on February 18, 1997 will be entitled to vote at the meeting.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

                                     By order of the Board of Directors,


                                     Charles W. Lamar, III
                                     Secretary


February 21, 1997

                            LAMAR ADVERTISING COMPANY


             5551 CORPORATE BOULEVARD, BATON ROUGE, LOUISIANA 70808
                                 (504) 926-1000

                                 ---------------

                                 PROXY STATEMENT

                                 ---------------


                               GENERAL INFORMATION

     The enclosed proxy is solicited on behalf of the Board of Directors of Lamar Advertising Company ("Lamar" or the "Company") for use at the annual meeting of stockholders to be held at the Hilton Hotel, 5500 Hilton Avenue, Baton Rouge, Louisiana, at 9:00 a.m. on Thursday, March 20, 1997, and at any adjournments thereof.

     The authority granted by an executed proxy may be revoked, at any time before its exercise, by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the meeting. Shares represented by valid proxies will be voted in accordance with the specifications in the proxies. If no specifications are made, the proxies will be voted to elect the directors nominated by the Board of Directors.

     On February 18, 1997, the Company had outstanding 17,612,690 shares of Class A Common Stock, $0.001 par value per share (the "Class A Stock") and 13,716,387 shares of Class B Common Stock, $0.001 par value per share (the "Class B Stock" which, together with the Class A Stock, is referred to herein as the "Common Stock"), which are its only outstanding classes of voting stock. Only stockholders of record at the close of business on February 18, 1997 will be entitled to vote at the meeting. The holders of Class A Stock are entitled to one vote for each share registered in their names on the record date with respect to all matters to be acted upon at the meeting, and each share of Class B Stock entitles the holder thereof to ten votes on such matters. The presence at the meeting, in person or by proxy, of a majority in interest of the Common Stock issued and outstanding and entitled to vote at the meeting shall constitute a quorum for the transaction of business. Abstentions and broker non-votes will be considered present for purposes of determining the presence of a quorum.

     The approximate date on which this proxy statement and accompanying proxy are first being sent or given to stockholders is February 21, 1997.

                                 SHARE OWNERSHIP

     The following table and footnotes set forth certain information regarding the beneficial ownership of the Common Stock as of February 1, 1997 by (i) persons known by the Company to be beneficial owners of more than 5% of either class of Common Stock, (ii) the Chief Executive Officer and each of the four most highly compensated executive officers other than the Chief Executive Officer, (iii) each director and nominee for election as a director of the Company and (iv) all current executive officers and directors of the Company as a group:

     DIRECTORS, OFFICERS               TITLE OF       NUMBER OF    PERCENT
     AND 5% STOCKHOLDERS                CLASS         SHARES (1)   OF CLASS
     -------------------               ---------     -----------   --------

The Reilly Family Limited             Class B(2)   13,716,387(3)    100.0%(4)
  Partnership (3)
c/o The Lamar Corporation
5551 Corporate Blvd.
Baton Rouge, LA 70808

Charles W. Lamar, III                 Class A       4,454,157(5)     25.3%
c/o The Lamar Corporation
5551 Corporate Blvd.
Baton Rouge, LA 70808

Mary Lee Lamar Dixon                  Class A       2,071,819(6)     11.8%
c/o The Lamar Corporation
5551 Corporate Blvd.
Baton Rouge, LA 70808

Robert E. Campbell                    Class A          22,811(7)        *

Dudley W. Coates                      Class A         176,854(8)        *

Keith A. Istre                        Class A          20,625(9)        *

Gerald H. Marchand                    Class A         160,250(10)       *

Jack S. Rome, Jr.                     Class A           1,500(11)       *

William R. Schmidt                    Class A             500           *

T. Everett Stewart                    Class A          25,850(12)       *

All Directors and Executive Officers  Class A      19,366,256(13)    61.6%(14)
as a Group (13 Persons)

*        Less than 1%

(1) The persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned by them, except as noted below.
(2) Upon the sale of any shares of Class B Stock to a person other than to a Permitted Transferee, such shares will automatically convert into shares of Class A Stock. Permitted Transferees include (i) Kevin P. Reilly, Sr.; (ii) a descendant of Kevin P. Reilly, Sr.; (iii) a spouse or surviving spouse (even if remarried) of any individual named or described in (i) or (ii) above; (iv) any estate, trust, guardianship, custodianship, curatorship or other fiduciary arrangement for the primary benefit of any one or more of the individuals named or described in (i), (ii) and (iii) above; and (v) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more of the individuals and entities named or described in (i), (ii), (iii) and (iv) above.
(3) Kevin P. Reilly, Jr., the Chief Executive Officer of the Company, is the managing general partner of the Reilly Family Limited Partnership; Wendell
     S. Reilly, Sean E. Reilly and Anna R. Cullinan are each general partners; and Kevin P. Reilly, Sr., a former Chief Executive Officer of the Company, holds all of the outstanding preferred interests in the partnership.
(4) Represents 43.8% of the Class A Stock if all shares of Class B Stock are converted into Class A Stock.
(5) Includes 1,335,775 shares of Class A Stock held in trust for Mr. Lamar's three children, of which Mr. Lamar is considered the beneficial owner.
(6) Includes 545,214 shares of Class A Stock held in a trust, of which LaBanc & Co. is the nominee of the trustee, for the benefit of Mrs. Dixon
(7) Includes 20,000 shares of Class A Stock subject to stock options exercisable within 60 days of February 1, 1997. Also includes 937 shares of Class A Stock held by Mr. Campbell's wife and 312 shares of Class A Stock held by Mr.Campbell's daughter, as to which he disclaims beneficial ownership.
(8) Includes 163,654 shares of Class A Stock which are held in trust for Mr. Coates' three children, as to which he disclaims beneficial ownership. Also includes 13,200 shares of Class A Stock held by a charitable remainder trust for which Mr. Coates is the trustee and Kevin P. Reilly, Sr. is the sole beneficiary, as to which Mr. Coates disclaims beneficial ownership.
(9) Includes 20,000 shares of Class A Stock subject to stock options exercisable within 60 days of February 1, 1997.
(10) Includes 625 shares of Class A Stock held by Mr. Marchand's son, as to which Mr. Marchand is deemed to be the beneficial owner.
(11) Consists of 2,000 shares of Class A Stock held in trust for Mr. Rome's two children and 500 shares of Class A Stock owned jointly with J. King Woolf, III, as to which Mr. Rome is considered the beneficial owner.
(12) Includes 19,600 shares of Class A Stock subject to stock options exercisable within 60 days of February 1, 1997.
(13) Includes 99,600 shares of Class A Stock subject to stock options exercisable within 60 days of February 1, 1997. Also includes 1,758,367 shares of Class A Stock held in trust for the benefit of the children of directors and officers of the Company, 13,200 shares of Class A Stock held in trust for the benefit of a parent of the Chief Executive Officer of the Company, 77,273 shares of Class A Stock held by the spouses of officers of the Company, 937 shares of Class A Stock held by the children of officers of the Company, and 500 shares of Class A Stock held jointly by a director of the Company.
(14) Assumes the conversion of all shares of Class B Stock into shares of Class A Stock.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company's executive officers and directors and persons who own beneficially more than ten percent of the Company's equity securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of Company securities with the Securities and Exchange Commission. Copies of these reports must also be furnished to the Company. Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during its 1996 fiscal year the Company's executive officers, directors and 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except that Mr. Rome, a director of the Company, reported on December 16, 1996 the purchase of 1,000 shares of Class A Stock in the open market, the report for which was due on September 10, 1996.


                              ELECTION OF DIRECTORS

     The Board of Directors has fixed the number of directors at eight for the coming year. The persons named below have been nominated for election as directors at the annual meeting of stockholders to be held on March 20, 1997, to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Each has consented to being named a nominee in this proxy statement and to serve, if elected, as a director. If any nominee is unable to serve, proxies will be voted for such other candidates as may be nominated by the Board of Directors.

     Directors will be elected by a plurality of the votes properly cast at the meeting. Abstentions and votes withheld will not be treated as votes cast for this purpose and will not affect the outcome of the election.

     The following table contains certain information about the nominees for director.



                                         Business Experience During Past Five                Director
        Name and Age                        Years and Other Directorships                      Since
        ------------                     ------------------------------------                --------


Kevin P. Reilly, Jr.   Kevin P. Reilly, Jr. has served as the Company's President and Chief    1984
Age: 42                Executive Officer since February 1989.  Mr. Reilly served as
                       President of the Company's Outdoor Division from 1984 to 1989.
                       Mr. Reilly, an employee of the Company since 1978, has also served as Assistant and General Manager of the Company's Baton Rouge
                       Region and Vice President and General Manager of the Louisiana
                       Region.  Mr. Reilly received a B.A. from Harvard University in
                       1977.


Dudley W. Coates       Dudley W. Coates is a Senior Vice President with the investment         1973
Age: 66                brokerage firm of Legg Mason, Inc., where he has been employed since 1959.  Mr. Coates received a Liberal Arts degree from Yale
                       University in 1953.




                                Business Experience During Past Five                         Director
        Name and Age               Years and Other Directorships                               Since
        ------------            ------------------------------------                         --------

Keith A. Istre         Keith A. Istre has been Chief Financial Officer of the Company since    1991
Age: 44                February 1989.  Mr. Istre joined the Company as Controller in 1978 and became Treasurer in 1985.  Prior to joining the Company, Mr.
                       Istre was employed by a public accounting firm in Baton Rouge from
                       1975 to 1978.  Mr. Istre graduated from the University of
                       Southwestern Louisiana in 1974 with a degree in accounting.


Charles W. Lamar, III  Charles W. Lamar, III joined the Company in 1982 as General             1973
Age: 48                Counsel.  Prior to joining the Company, Mr. Lamar maintained his own law practice and was employed by a law firm in Baton Rouge.
                       Mr. Lamar received a B.A. in philosophy from Harvard University in 1971, a M.A. in Economics from Tufts University in 1972 and a
                       J.D. from Boston University in 1975.


Gerald H. Marchand     Gerald H. Marchand has been Regional Manager of the Baton Rouge         1978
Age: 65                Region, which encompasses operations in Louisiana, Mississippi and
                       Texas, since 1988. He began his career with the Company in leasing and went on to become President of the Outdoor Division. He has served as General Manager of the Lake Charles and Mobile operations.
                       Mr. Marchand received a Masters in Education from Louisiana State
                       University in 1955.


Jack S. Rome, Jr.      Jack S. Rome, Jr. has been President of No Fault Industries, Inc., a    1974
Age: 48                construction company specializing in outdoor recreational facilities, since 1988.  Mr. Rome has also served as President of Jack Rome,
                       Jr. & Associates, Inc., a management consulting company, since
                       October 1987.  Mr. Rome served the Company in various capacities from 1975 to 1986.  Mr. Rome received his B.S. in accounting from
                       Southeastern Louisiana University in 1971.


William R. Schmidt     William R. Schmidt is an Assistant Vice President for Pacific Mutual    1994
Age: 45                Life Insurance Company in its Securities Department, where he has been employed since 1990.  He has a B.S. in Finance from
                       Pennsylvania State University and an MBA from the Amos Tuck
                       School of Business at Dartmouth College.



T.Everett Stewart, Jr.  T. Everett Stewart, Jr. has been President of Interstate Logos, Inc.,  1996
Age: 42                 a wholly-owned subsidiary of the Company, since 1988.  He served as
                        Regional Manager of the Company's Baton Rouge Region from 1984 to 1988.
                        Previously, he served the Company as Sales Manager in Montgomery and
                        General Manager of the Monroe and Alexandria, Louisiana operations.
                        Before joining the Company in 1979, Mr. Stewart was employed by the
                        Lieutenant Governor of the State of Alabama and by a United States
                        Senator from the State of Alabama. Mr. Stewart received a B.S. in
                        Finance from Auburn University in 1976.


     Kevin P. Reilly, Jr., Charles W. Lamar, III and Robert B. Switzer, an officer of the Company, are cousins.

     The Board of Directors held four meetings during the Company's 1996 fiscal year. Each of the directors then in office attended at least 75% of the aggregate of all meetings of the Board and all meetings of the committees of the Board on which such director then served.

     The Company has standing Audit and Compensation Committees of the Board of Directors but does not have a Nominating Committee. The Audit Committee, currently consisting of Messrs. Coates, Rome and Schmidt, held one meeting during the Company's 1996 fiscal year. The primary function of the Audit Committee is to assist the Board of Directors in the discharge of its duties and responsibilities by providing the Board with an independent review of the financial health of the Company and of the reliability of the Company's financial controls and financial reporting systems. The Committee reviews the general scope of the Company's annual audit, the fee charged by the Company's independent accountants and other matters relating to internal control systems. For information about the Compensation Committee, see the "Compensation Committee Report on Executive Compensation" below.

     The Executive Committee of the Board of Directors, which has authority to operate the affairs of the Company between Board meetings, currently consists of Messrs. Reilly, Istre, Lamar and Marchand.

                             EXECUTIVE COMPENSATION

     The Compensation Committee Report set forth below describes the Company's compensation policies applicable to executive officers and the bases for Mr. Reilly's compensation as Chief Executive Officer. The following graph shows a comparison of the cumulative total shareholder returns on the Class A Stock over the period from August 2, 1996 (the first trading day of the Class A Stock) to October 31, 1996, as compared with that of the Nasdaq Total Return Index and an index of certain companies selected by the Company as comparative to the Company in that each is an outdoor advertising company. The graph assumes $100 invested on August 2, 1996 in Class A Stock at its initial public offering price of $16.00 per share, the Nasdaq Total Return Index and a peer group index, with all dividends, if any, being reinvested.

                COMPARISON OF THE CUMULATIVE TOTAL RETURN AMONG
           LAMAR ADVERTISING COMPANY, THE NASDAQ TOTAL RETURN INDEX,
                           AND A PEER GROUP INDEX(1)


         MEASUREMENT PERIOD              LAMAR ADVERTISING     NASDAQ TOTAL RE-
        (FISCAL YEAR COVERED)                 COMPANY             TURN INDEX         PEER GROUP INDEX
August 2, 1996                           100                   100                   100
October 31, 1996                         172                   112                   132

(1) The companies selected to form the Company's industry peer group index are Outdoor Systems, Inc., Universal Outdoor Holdings, Inc. and Ackerley Communications, Inc., the only other outdoor advertising companies whose equity securities are publicly traded.

                                      - 7 -

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") currently consists of Messrs. Rome (Chairman), Coates and Schmidt. On June 6, 1996, upon the resignation of Carolyn Abshire and Mary Lee Lamar Dixon from the Company's Board of Directors, Messrs. Coates and Schmidt replaced Ms. Abshire and Ms. Dixon as members of the Committee. The Committee's responsibilities include reviewing the performance of the Chief Executive Officer and the other executive officers of the Company and making determinations as to such officers' cash and equity-based compensation and benefits. The Committee met one time during the Company's 1996 fiscal year.

     The Company's executive compensation policy is designed to attract, retain and reward executive officers who contribute to the long-term success of the Company by maintaining a competitive salary structure and aligning individual compensation with the achievement of corporate and individual performance objectives.

     The Committee reviews the entire executive compensation package for each officer, which consists of base salary, annual cash bonuses and stock option grants under the 1996 Plan.

EXECUTIVE OFFICER COMPENSATION

     Overall, the Committee has determined that executive officer base salaries and cash bonuses should be based on industry averages for comparable positions as well as on individual and corporate performance.

     For 1996, the Chief Executive Officer made recommendations to the Committee as to base salary amounts for each executive officer (including himself) based on his assessment of each officer's individual performance and current level of compensation. The Committee evaluated the Chief Executive Officer's recommendations, taking into account the officer's tenure in his position, the Committee's subjective assessment of individual performance and the Company's overall performance during the prior year. The Committee also relied on its knowledge of the outdoor advertising industry, salaries paid by other outdoor advertising companies for similar positions and the current financial environment within the Company's industry. Based on its evaluation, the Committee approved the Chief Executive Officer's recommendations as to the base compensation of each executive officer. The base salary of the Chief Executive Officer increased 50% in 1996, his first base salary increase since 1993, in an attempt to bring his base compensation closer to that of other chief executive officers in the outdoor advertising industry. Increases in base salary for the Company's other executive officers ranged from 0 to 12.5% during fiscal 1996.

     The Company's executive officers who are responsible for the operation of its profit centers are also compensated under a performance-based program in which cash bonuses are awarded on a sliding scale based on the extent to which the Company's financial goals set at the beginning of each fiscal year are met or exceeded. The chief executive and other executive staff officers receive bonus compensation from a pool (not to exceed 1.5% of the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") in any one year) established by the Committee. Each year, the Chief Executive Officer proposes to the Committee the size of annual bonuses, taking into account the size of the pool, the growth of the Company for that year and each officer's individual performance. In 1996, cash bonuses paid to the Chief Executive Officer and other executive staff officers from this pool amounted to 1.1% of the Company's EBITDA. The Chief Executive Officer's bonus was based on the overall financial performance of the Company during 1996, including the successful completion of the Company's initial public equity offering (the "IPO") in August 1996.

STOCK OPTIONS

     The Committee believes that stock option grants align the interests of management with those of the Company's stockholders. In that regard, the Committee granted stock options to certain of the Company's executive officers at the time of the IPO. Executive officers who were stockholders of the Company at the time of the IPO were not granted stock options. Persons who had been executive officers five years or longer received options to purchase approximately 100,000 shares of the Company's Class A common stock with an exercise price equal to the IPO price. Persons who had been executive officers less than five years received options to purchase 50,000 shares of the Company's Class A common stock with an exercise price equal to the IPO price. In determining the size of option grants, the Committee used the same data it reviewed in setting base salaries and bonus compensation. The Committee also considered the extent of equity ownership in other outdoor advertising companies by their executive officers. In addition, the Committee believes that a significant percentage of any executive officer's stock options should remain unvested in order to provide further incentives to such officers and, therefore, the options that were granted vest over a four-year period.

DEDUCTION LIMIT FOR EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code limits a publicly held company's tax deduction for compensation paid to the chief executive officer and the other four most highly paid officers. Generally, amounts paid in excess of $1,000,000 to a covered executive in any year cannot be deducted. Certain performance-based compensation that has been approved by stockholders is not subject to the limit. The Company does not expect to have compensation exceeding the $1,000,000 limitation for the foreseeable future. Stock options granted under the 1996 Plan are not subject to the limitation under applicable regulations. In addition, the Committee will consider as appropriate other ways to maximize the deductibility of executive compensation, while retaining the discretion to compensate certain executive officers in a manner commensurate with performance and the competitive environment for executive talent without regard to deductibility.


                                      By the Compensation Committee,

                                      Dudley W. Coates
                                      Jack S. Rome, Jr.
                                      William R. Schmidt

     The following tables set forth certain compensation information for the Chief Executive Officer of the Company and each of the four most highly compensated executive officers of the Company other than the Chief Executive Officer whose fiscal year 1996 salary and bonus exceeded $100,000.


                                            SUMMARY COMPENSATION TABLE


                                                                                               LONG TERM
                                                                                             COMPENSATION
                                                    ANNUAL COMPENSATION                         AWARDS
                                                    -------------------                      ------------

                                                                                                Shares of
Name and                                                               Other Annual           Class A Stock
Principal Position                       Year  Salary($)  Bonus($)   Compensation($)(1)   Underlying Options(#)
------------------                       ----  ---------  --------   ------------------   ---------------------

Kevin P. Reilly, Jr.                     1996   180,000    250,000         6,500                      --
  President and Chief Executive Officer  1995   120,000    200,000         5,500                      --
                                         1994   120,000    150,000         5,000                      --

Gerald H. Marchand                       1996   106,000    143,515        50,000                      --
  Vice President, Regional Manager       1995   106,000    156,543        50,000                      --
  of Baton Rouge Region                  1994   106,000    197,443        50,000                      --

T. Everett Stewart, Jr.                  1996    90,000    130,000         5,500                  98,000
  President of Interstate Logos, Inc.    1995    80,000    116,500         4,500                      --
                                         1994    80,000     65,000         4,000                      --

Keith A. Istre                           1996    90,000    125,000         6,500                 100,000
  Vice President and Chief Financial     1995    80,000     75,000         6,000                      --
  Officer                                1994    80,000     65,000         5,500                      --

Robert E. Campbell                       1996    90,000    105,870         7,500                 100,000
  Vice President, Regional Manager       1995    90,000     96,984         7,500                      --
  of Central Region                      1994    90,000     73,208         7,500                      --


----------------------

(1)      The reported amounts consist of employer contributions under the Company's deferred compensation plan.

     The following table provides required information concerning the grant of stock options, under the 1996 Plan maintained by the Company, to Messrs. Reilly, Marchand, Stewart, Istre and Campbell during the last fiscal year. In addition, the table shows hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10%, compounded annually, from the date the options were granted to their expiration date. This table does not take into account any change in the price of the Class A Stock to date, nor does the Company make any representation regarding the rate of its appreciation.


                                           OPTION GRANTS IN LAST FISCAL YEAR


                                                                                        Potential Realizable Value At
                             Number of                                                    Assumed Annual Rates of
                             Shares of       Percent of                                  Stock Price Appreciation For
                           Class A Stock    Total Options                                       Option Term(1)
                            Underlying       Granted to     Exercise or                 ----------------------------
                             Options        Employees in    Base Price     Expiration
     Name                   Granted(#)      Fiscal Year     (per share)    Date               5%          10%
     ----                 --------------  ---------------  -------------  ------------        --          ---

Kevin P. Reilly, Jr.           --              --               --             --             --          --

Gerald H. Marchand             --              --               --             --             --          --

T. Everett Stewart, Jr.     98,000(2)          8.3            $16.00        8/02/06      $971,488     $2,485,984

Keith A. Istre             100,000(2)          8.5            $16.00        8/02/06    $1,008,000     $2,544,000

Robert E. Campbell         100,000(2)          8.5            $16.00        8/02/06    $1,008,000     $2,544,000

----------------------

(1) The dollar amounts under these columns are the results of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the underlying Class A Stock. No gain to the optionees is possible without an increase in price of the Class A Stock, which will benefit all stockholders proportionately. In order to realize the potential values set forth in the 5% and 10% columns of this table, the trading price of the Class A Stock would have to be approximately 63% and 159% above the market value of the underlying shares on the date the options were granted, or approximately $26.08 and $41.44, respectively.
(2) These options, which were granted on August 2, 1996, have a term of ten years, have an exercise price equal to the initial public offering price of the Class A Stock, became exercisable with respect to 20% of such shares on the date of grant and become exercisable as to an additional 20% of such shares on each of the next four anniversaries of the date of grant.


               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUE

                                                       Number of Securities   Value of Unexercised
                                                      Underlying Unexercised     in-the-Money
                                                          Options at              Options at
                            Shares                     Fiscal Year-End(#)      Fiscal Year-End($)
                          Acquired on     Value          Exercisable/            Exercisable/
       Name               Exercise(#)  Realized($)       Unexercisable          Unexercisable(1)
       ----               -----------  -----------       -------------        --------------------

Kevin P. Reilly, Jr.          0            ---              0/0                       0/0
Gerald H. Marchand            0            ---              0/0                       0/0
T. Everett Stewart, Jr.       0            ---         19,600/78,400            225,400/901,600
Keith A. Istre                0            ---         20,000/80,000            230,000/920,000
Robert E. Campbell            0            ---         20,000/80,000            230,000/920,000

----------------------

(1) Based on the difference between the option exercise price and the closing price of the underlying Class A Stock on October 31, 1996, which closing price was $27.50.


DIRECTOR COMPENSATION

     Directors who are not employed by the Company receive a fee of $2,500 for each meeting of the Board of Directors attended and are reimbursed for travel expenses incurred to attend such meetings.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended October 31, 1996, the Company's Compensation Committee consisted of Messrs. Coates, Rome and Schmidt. Mr. Rome was employed by the Company from 1975 to 1986 and has taken out personal loans from the Company. See "Certain Relationships and Related Transactions" below.

     Ms. Dixon, a member of the Company's Compensation Committee until August 1996, has received payments from the Company in connection with certain stock repurchases and has made an investment in one of the Company's suppliers. See "Certain Relationships and Related Transactions" below.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has from time to time made various personal loans to the persons listed below. The loans bear interest at a rate equal to 100 basis points above the rate applicable to United State Treasury six-month bills.

                                  Largest Outstanding
                                     Balance Since
                                   Beginning of Last    Balance Outstanding as
          Name                        Fiscal Year       of December 31, 1996
          ----                    -------------------   ----------------------

   Jack S. Rome(1)                   $147,230               $116,647
   Robert B. Switzer(2)                50,592                 50,592
   Wendell S. Reilly(3)               500,000                 50,000
   Kevin P. Reilly, Sr.(3)(4)         132,403                 34,030
   T. Everett Stewart, Jr.(1)(2)       42,500                 27,000
   Anna Reilly Cullinan(3)             55,000                      0
   Kevin P. Reilly, Jr.(1)(2)(3)      125,000                      0
   Sean E. Reilly(2)                   58,532                      0

----------------------

(1)  The named individual is a director of the Company.

(2)  The named individual is an executive officer of the Company.

(3)  Member of the Reilly family.

(4) Kevin P. Reilly, Sr. was President and Chairman of the Board of Company until January 1992.

     In October 1995 and in March 1996, the Company repurchased 3.6% and 12.9%, respectively, of its then outstanding common stock (1,220,500 and 3,617,884 shares, respectively, after giving effect to the 778.9 for 1 split of the Company's then-existing common stock in July 1996) from certain of its existing stockholders for an aggregate purchase price of approximately $4.0 million. The terms of the March 1996 repurchase entitled the selling stockholders to receive additional consideration from the Company in the event that the Company consummated a public offering of its common stock at a higher price within 24 months of the repurchase. In satisfaction of that obligation, upon completion of such an offering in August 1996 (the "IPO"), the Company paid the selling stockholders an aggregate of $5.0 million in cash from the proceeds of the IPO and issued to them $20.0 million aggregate principal amount of ten-year subordinated notes. Of the $25.0 million paid on account of the common stock repurchased, an aggregate of $6.3 million was paid to Charles W. Lamar, III, Mary Lee Lamar Dixon and Gerald H. Marchand.

     On December 31, 1995, the Company issued 5,719.49 shares of its Class A Preferred Stock with an aggregate liquidation preference of $3.6 million to certain of its stockholders in exchange for an equal number of shares of its then outstanding common stock. Of the Class A Preferred Stock so issued, 3,134.80 shares were issued to the Reilly Family Limited Partnership, 1,500 shares to Charles W. Lamar, III and 1,084.69 shares to Mary Lee Lamar Dixon and trusts for her children.

     The Company has made investments totalling $1.25 million in Wireless One, Inc., a publicly-held company in the wireless cable business, of which Sean E. Reilly, a former director of the Company and the brother of the

Company's Chief Executive Officer, is Chief Executive Officer. The current market value of these investments, which are restricted from sale by the Company until October 1997, exceeds the Company's cost.

     In October 1996, certain directors, officers and 5% stockholders of the Company and members of their immediate families invested in Interstate Highway Signs, Inc. ("IHS"), a privately-held company that manufactures the signs on which many of the Company's logo sign plates are affixed. Prior to such investment, the Board of Directors of the Company determined that it was not an investment of interest to the Company because the business of IHS was not consistent with the Company's overall business strategy and because IHS did not provide margins at the level historically produced by the Company. The Company has in the past purchased logo signs from IHS as one of its suppliers on competitive terms and expects to continue to do so. The Company made approximately $3,000,000 in payments to IHS during 1996, which represents approximately 13% of IHS's revenues during such period. Kevin P. Reilly, Jr., Robert B. Switzer, Charles W. Lamar, III, Mary Lee Lamar Dixon, Gerald H. Marchand, Dudley W. Coates and Jack S. Rome, Jr. and members of their immediate families have invested an aggregate of approximately $1.7 million in IHS, and own approximately 25.7%, 19.4%, 5.2%, 5.2%, 3.9%, 1.6% and 1.5%, respectively, of the outstanding capital stock of IHS (on an as-converted basis). Mr. Reilly is Chairman of the Board and Mr. Switzer is a director of IHS.


                         INFORMATION CONCERNING AUDITORS

     The firm of KPMG Peat Marwick LLP, independent accountants, examined the Company's financial statements for the year ended October 31, 1996. The Board of Directors has appointed KPMG Peat Marwick LLP to serve as the Company's auditors for its fiscal year ending December 31, 1997. Representatives of KPMG Peat Marwick LLP are expected to attend the annual meeting to respond to appropriate questions, and will have the opportunity to make a statement if they desire.


                       DEADLINE FOR STOCKHOLDER PROPOSALS

     In order for a stockholder proposal to be considered for inclusion in the Company's proxy materials for the 1998 annual meeting, it must be received by the Company at 5551 Corporate Boulevard, Baton Rouge, Louisiana 70808,
Attention: Secretary, no later than October 24, 1997.


                            EXPENSES OF SOLICITATION

     The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others of forwarding solicitation material to beneficial owners of stock. In addition to the use of mails, proxies may be solicited by officers and any regular employees of the Company in person or by telephone. The Company expects that the costs incurred in the solicitation of proxies will be nominal.

                                  OTHER MATTERS

     The Board of Directors does not know of any business to come before the meeting other than the matters described in the notice. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.




February 21, 1997

                              (FRONT OF PROXY CARD)

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS MARCH 20, 1997

                            LAMAR ADVERTISING COMPANY

     The undersigned stockholder of Lamar Advertising Company (the "Company") hereby appoints Kevin P. Reilly, Jr., Keith A. Istre and Charles W. Lamar, III, and each of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held March 20, 1997, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                  PLEASE SIGN AND MAIL PROXY TODAY



                         MARK HERE FOR ADDRESS CHANGE AND NOTE ON REVERSE   [  ]


                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)




                                                              [SEE REVERSE SIDE]

                             (REVERSE OF PROXY CARD)

[ X ]    PLEASE MARK YOUR VOTES AS THIS EXAMPLE.


                                                     FOR               WITHHELD
                                            All nominees       For all nominees

1.   Proposal to elect directors                 [  ]                 [  ]

     FOR, except withheld from the following nominee(s):

     ______________________________

     Nominees:         Kevin P. Reilly, Jr.
                       Dudley W. Coates
                       Keith A. Istre
                       Charles W. Lamar, III
                       Gerald H. Marchand
                       Jack S. Rome, Jr.
                       William R. Schmidt
                       T. Everett Stewart, Jr.




Signature: ________________________                  Date: __________________


Signature: ________________________                  Date: __________________



NOTE: Please sign exactly as name appears on stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.







                                      - 2 -